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                                                                    EXHIBIT 99.3
                            STOCK OPTION AGREEMENT

     This Stock Option Agreement ("Option Agreement") is entered into as of January 12, 2000, by and between Etec Systems, Inc., a Nevada corporation (the "Company"), and Applied Materials, Inc., a Delaware corporation (the "Grantee").

                                   Recitals

     A. The Grantee, Boston Acquisition Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Grantee ("Merger Sub"), and the Company are entering into an Agreement and Plan of Reorganization of even date herewith (as amended from time to time, the "Reorganization Agreement"), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the "Merger").

     B. In order to induce the Grantee to enter into the Reorganization Agreement, the Company has agreed to enter into this Option Agreement.

                                   Agreement

     The parties to this Option Agreement, intending to be legally bound, agree as follows:

     1. Certain Definitions. Capitalized terms used but not defined in this Option Agreement shall have the meanings ascribed to such terms in the Reorganization Agreement.

     2. Grant of Option. The Company hereby grants to the Grantee an irrevocable option (the "Option") to purchase, out of the authorized but unissued Company Common Stock, a number of shares of Company Common Stock equal to up to 19.9% of the number of shares of Company Common Stock outstanding as of the date hereof (the shares of Company Common Stock purchasable pursuant to the Option, as adjusted as set forth herein, the "Option Shares"), at a price per Option Share equal to the Exercise Price. For purposes of this Option Agreement, the applicable "Exercise Price" shall be equal to $82.46.

     3. Term. The Option shall terminate on the earliest of the following dates (the "Termination Date"): (a) the date on which the Merger becomes effective; (b) the date on which the Reorganization Agreement is validly terminated pursuant to Section 8.1 thereof, if an Exercise Event (as defined in Section 4(b)) shall not have occurred on or prior to such date; or (c) the 180/th/ day after the date on which the Grantee receives written notice from the Company of the occurrence of an Exercise Event; provided, however, that if an Exercise Event occurs, and if, by reason of any applicable Legal Requirement, order, judgment, decree or other legal impediment, the Option cannot be exercised on the 180/th/ day after the date on which the Grantee receives the written notice referred to in clause "(c)" of this sentence, then the Termination Date shall be extended until the date 10 business days after the date on which such impediment is removed. The rights of the Grantee and the obligations of the Company set forth in Sections 7
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and 8 shall not terminate on the Termination Date, but shall survive the
Termination Date as provided in those Sections.

  4.      Exercise of Option.

          (a) The Grantee may exercise the Option, in whole or in part, at any time and from time to time on or before the Termination Date following the occurrence of an Exercise Event. If the Grantee exercises the Option with respect to any Option Shares prior to the Termination Date, then, notwithstanding anything to the contrary contained in this Option Agreement, the Grantee shall be entitled to purchase such Option Shares in accordance with the terms of this Option Agreement after the Termination Date.

          (b) For purposes of this Option Agreement, an "Exercise Event" shall be deemed to have occurred:

              (i) immediately prior to the Company being required to pay a termination fee to the Grantee pursuant to Section 8.3 (c) of the Reorganization Agreement; or

              (ii) if the Grantee shall have terminated the Reorganization Agreement pursuant to Section 8.1(e) thereof or the Grantee shall have delivered to the Company a written notice containing the Grantee's irrevocable determination to terminate the Reorganization Agreement if a final vote of the Company's stockholders on a proposal to adopt the Reorganization Agreement is taken and the Company's stockholders do not adopt the Reorganization Agreement by the Required Company Stockholder Vote.

          (c) To exercise the Option with respect to any Option Shares, the Grantee shall deliver to the Company a written notice (an "Exercise Notice") specifying: (i) the number of Option Shares the Grantee will purchase; (ii) the place at which such Option Shares are to be purchased; and (iii) the date on which such Option Shares are to be purchased, which shall not be sooner than two business days nor later than twenty business days after the date of delivery of such Exercise Notice to the Company. (The date of delivery of such Exercise Notice to the Company is referred to as the applicable "Notice Date," and the Option shall be deemed to have been validly exercised on such Notice Date with respect to the Option Shares referred to in such Exercise Notice.) The closing of the purchase of such Option Shares (the applicable "Closing") shall take place at the place specified in the Exercise Notice and on the date specified in the Exercise Notice (the applicable "Closing Date"); provided, however, that:
(A) if such purchase cannot be consummated on such Closing Date by reason of any applicable Legal Requirement, order, judgment, decree or other legal impediment, then the Grantee may extend the Closing Date to a date not more than 10 business days after the date on which such impediment is removed; and (B) if prior notification to or approval of any Governmental Body is required, or if any waiting period must expire or be terminated, in connection with such purchase, then (1) the Company shall promptly cause to be filed the required notice or application for approval and shall expeditiously process such notice or application, (2) the Company shall cooperate with the Grantee in the filing of any such notice or application required to be filed by the Grantee and in the obtaining of any such approval required to be obtained by the Grantee, and (3) the Grantee may extend the Closing Date to a date not more than 10 business days after the latest date on

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which any required notification has been made, any required approval has been obtained or any required waiting period has expired or been terminated.

     5.   Payment and Delivery of Certificate.

          (a) On each Closing Date, the Grantee shall pay to the Company in immediately available funds an amount equal to the applicable Exercise Price multiplied by the number of Option Shares to be purchased by the Grantee from the Company on such Closing Date.

          (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5(a), the Company shall deliver to the Grantee a certificate representing the Option Shares being purchased at such Closing. The Company represents, warrants and covenants that such Option Shares will be duly authorized, validly issued, fully paid, nonassessable and free and clear of all Encumbrances, except as may be specifically provided in this Option Agreement.

          (c) The certificate representing the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS AVAILABLE.

If at any time the Grantee delivers to the Company evidence (in the form of a copy of a letter from the staff of the SEC or an opinion of counsel reasonably satisfactory to the Company, or in some other form) that the legend referred to above is not required for purposes of the Securities Act, then the Company shall promptly replace such certificate with a certificate that does not include such legend.

     6.   Adjustment Upon Changes in Capitalization, Etc.

          (a) If the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the type and number of shares or securities subject to the Option, the applicable Exercise Price, the Designated Price (as defined in Section 7(c)) and the other numbers and dollar amounts referred to in this Option Agreement shall be adjusted appropriately, and the Company shall ensure that proper provision is made in the agreements and other documents governing such transaction so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that the Grantee would have received in respect of the Company Common Stock if the Option had been exercised immediately prior to such transaction or the record date for determining stockholders entitled to participate in such transaction, as applicable. If any additional shares of Company Common

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Stock are issued after the date of this Option Agreement (other than pursuant to a transaction described in the first sentence of this Section 6(a)), then the number of shares of Company Common Stock then remaining subject to the Option shall be increased to the number by which (i) 19.9% of the number of shares of Company Common Stock outstanding after the issuance of such additional shares exceeds (ii) the number of shares (adjusted in accordance with the first sentence of this Section 6(a)) previously issued to the Grantee upon exercise of the Option.

          (b) If the Company shall enter into an agreement (i) to consolidate, exchange shares or merge with any Person, other than the Grantee or one of the Grantee's subsidiaries, and, in the case of a merger, shall not be the continuing or surviving corporation, (ii) to permit any Person, other than the Grantee or one of the Grantee's subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger, or (iii) to sell, lease or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's subsidiaries, then, and in each such case, the Company shall ensure that proper provision is made in the agreements and other documents governing such transaction so that the Option shall, upon the consummation of such transaction, become exercisable for the stock, securities, cash or other property that would have been received by the Grantee if the Grantee had exercised the Option immediately prior to such transaction or the record date for determining the stockholders entitled to participate in such transaction, as appropriate.

          (c) The provisions of Sections 7 and 8 shall apply (with appropriate adjustments) to any securities for which the Option becomes exercisable pursuant to this Section 6.

     7.   Repurchase at the Election of the Grantee.

          (a) If, at any time during the period commencing upon the occurrence of the first Exercise Event and ending on the 180/th/ day after such occurrence, the Grantee delivers to the Company a notice stating that the Grantee is exercising its rights under this Section 7, then the Company shall repurchase from the Grantee (i) that portion of the Option that then remains unexercised,
(ii) all of the shares of Company Common Stock beneficially owned by the Grantee that were previously purchased by the Grantee upon exercise of the Option, and
(iii) the Grantee's right to receive all Option Shares with respect to which the Option was previously exercised but which have not yet been issued and delivered to the Grantee. (The date on which the Grantee delivers such notice to the Company is referred to as the "Request Date.") Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

              (i) the aggregate number of Option Shares with respect to which the Option has been exercised on or prior to the Request Date and which are beneficially owned by the Grantee, multiplied by the Designated Price;

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              (ii)   the aggregate number of Option Shares with respect to which the Option has previously been exercised but which have not yet been issued and delivered to the Grantee, multiplied by the Designated Price (it being understood that nothing in this Section 7 (a) (ii) or elsewhere in this Option Agreement shall limit the Grantee's obligation to pay to the Company the applicable Exercise Price for such Option Shares pursuant to Sections 4 and 5); and

              (iii) the number of Option Shares with respect to which the Option has not been exercised on or prior to the Request Date multiplied by the amount (if any) by which the Designated Price, exceeds the applicable Exercise Price.

          (b) If the Grantee exercises its rights under this Section 7, then the Company shall, within two business days after the Request Date, pay the Repurchase Consideration to the Grantee in immediately available funds, and the Grantee shall thereupon surrender to the Company the certificate or certificates evidencing the shares of Company Common Stock repurchased by the Company pursuant to this Section 7.

          (c) For purposes of this Option Agreement, the "Designated Price" means the highest of (i) the highest purchase price per share paid after the date of this Option Agreement and on or prior to the Request Date pursuant to any tender or exchange offer made for shares of Company Common Stock, (ii) the highest price per share paid or to be paid by any Person for shares of Company Common Stock pursuant to any agreement contemplating a merger or other business combination transaction involving the Company that was entered into after the date of this Option Agreement and on or prior to the Request Date, (iii) the average of the highest bid prices per share of Company Common Stock as quoted on The Nasdaq National Market (or if Company Common Stock is not quoted on The Nasdaq National Market, the highest bid price per share of Company Common Stock as quoted on any other market comprising a part of The Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source) during the 10-day period ending on the Request Date, or (iv) the highest Exercise Price paid or payable for any Option Shares. If any portion of the consideration paid or to be paid pursuant to clause (i) or (ii) of the preceding sentence is in a form other than cash, then the value of the non-cash portion of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by the Grantee and reasonably acceptable to the Company.

     8.   Registration Rights.

          (a) The Company shall, if requested by the Grantee at any time and from time to time within two years after the first exercise of the Option (the "Registration Period"), as expeditiously as practicable, prepare, file and cause to be declared effective up to two registration statements under the Securities Act (including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision), if registration under the Securities Act is (in the Grantee's good faith judgment) necessary or desirable in order to permit the offering, sale and delivery, in accordance with the intended method of sale or other disposition stated by the Grantee, of any or all shares of Company Common Stock or other securities that have been acquired or are issuable upon

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exercise of the Option. Without the Grantee's prior written consent, no other securities may be included in any such registration statement. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period as may be as reasonably necessary to effect such sale or other disposition. In addition, the Company shall use all reasonable efforts to register such shares or other securities under any applicable state securities laws. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 45 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of material nonpublic information and that the disclosure thereof would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 8, only requests relating to a registration statement that has become effective under the Securities Act shall be counted.

          (b) The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 8 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.) ("Registration Expenses") shall be for the account of the Company (except for underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursement of the Grantee's counsel).

          (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash pursuant to a firm commitment underwriting, it shall, in addition to the Company's other obligations under this Section 8, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration effected pursuant to this Section 8, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

     9.   Profit Limitation.

          (a) Notwithstanding any other provision in this Agreement, in no event shall the Grantee's Total Profit (as defined below) exceed $54,000,000.00 (the "Maximum Profit") and, if the Grantee's Total Profit otherwise would exceed the Maximum Profit, the Grantee, at its sole discretion shall either (i) reduce the number of Option Shares subject to the Option, (ii) deliver to the Company for cancellation Option Shares (or other securities into which such

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Option Shares are converted or exchanged) previously purchased by the Grantee,
(iii) pay cash to the Company, or (iv) any combination of the foregoing, so that the Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

          (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by the Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) over (y) the Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by the Grantee on the repurchase of the Option by the Company pursuant to Section 7, plus (C) any termination fee paid by the Company and received by the Grantee pursuant to the Reorganization Agreement, minus (ii) the amounts of any cash previously paid by the Grantee to the Company pursuant to this Section 9 plus the value of the Option Shares (or other securities) previously delivered by the Grantee to the Company for cancellation pursuant to this Section 9.

          (c) For purposes of Section 9(a) and clause (ii) of Section 9(b), the value of any Option Shares delivered by the Grantee to the Company shall be the Designated Price of such Option Shares.

     10. Listing. If, at the time of the occurrence of an Exercise Event, the Company Common Stock (or any other class of securities subject to the Option) is then listed on The Nasdaq National Market or on any other market or exchange, then the Company, upon the occurrence of such Exercise Event, shall promptly file an application to list on The Nasdaq National Market and on such other market or exchange the shares of the Company Common Stock (or other securities then subject to the Option), and shall use its best efforts to cause such application to be approved as promptly as practicable.

     11. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option Agreement, if mutilated, the Company will execute and deliver a new Option Agreement of like tenor and date.

     12. Investment Representations. The Option and any Option Shares which the Grantee may hereafter acquire are being acquired by the Grantee for its own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act of 1933, as amended, and applicable state securities and blue sky laws. The Grantee has sufficient knowledge and experience in investing in securities similar to the Option and to the Option Shares so as to be able to evaluate the risks and merits of any investment in the Option and in the Option Shares and is able financially to bear the risks thereof, including a complete loss of its investment.

     13.  Miscellaneous.

          (a) Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Option Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Option Agreement, shall operate as a

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waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Option Agreement, or any power, right, privilege or remedy under this Option Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (b) Notices. Any notice or other communication required or permitted to be delivered to any party under this Option Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                    if to the Company, to it at:

                         Etec Systems, Inc.
                         26460 Corporate Avenue
                         Hayward, CA 94545
                         Attention:  W. Russell Wayman, General Counsel
                         Facsimile:  (510) 732-1469


                    if to the Grantee, to it at:

                         Applied Materials, Inc.
                         3050 Bowers
                         Santa Clara, CA  95054

                         Attention:  Joseph J. Sweeney
                         Mail Stop: 2061
                         Facsimile:  (408) 563-4635

                         and

                         Attention:  Alexander Meyer
                         Mail Stop: 1954
                         Facsimile:  (408) 986-7260


          (c) Entire Agreement; Counterparts. This Option Agreement and the agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Option Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

          (d) Binding Effect; Benefit; Assignment. This Option Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Option

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Agreement nor any of the Company's rights, interest or obligations hereunder may be assigned by the Company without the prior written consent of the Grantee, and any attempted assignment of this Option Agreement or any of such rights, interest or obligations by the Company without such consent shall be void and of no effect. Nothing in this Option Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the Grantee's successors and assigns) any right, benefit or remedy of any nature whatsoever under or by reason of this Option Agreement.

          (e) Amendment and Modification. This Option Agreement may be amended with the approval of the respective boards of directors of the Company and the Grantee at any time. This Option Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (f) Further Actions. The Company agrees to cooperate fully with the Grantee and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Grantee to evidence or reflect the transactions contemplated by this Option Agreement and to carry out the intent and purposes of this Option Agreement.

          (g) Headings. The bold-faced headings contained in this Option Agreement are for convenience of reference only, shall not be deemed to be a part of this Option Agreement and shall not be referred to in connection with the construction or interpretation of this Option Agreement.

          (h) Applicable Law; Jurisdiction. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Option Agreement or any of the transactions contemplated by this Option Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the States of California and Nevada; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12(b).

          (i) Severability. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Option Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (j) Specific Performance. The Company agrees that (i) in the event of any breach or threatened breach by the Company of any covenant, obligation or other provision set forth in this Option Agreement, the Grantee shall be entitled (in addition to any other remedy that may be available to it), to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) neither the Grantee nor

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any other Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

          (k) Attorneys' Fees. In any action at law or suit in equity to enforce this Option Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

          (l) Non-Exclusivity. The rights and remedies of the Grantee under this Option Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Grantee under this Option Agreement, and the obligations and liabilities of the Company under this Option Agreement, are in addition to their respective rights, remedies, obligations and liabilities under all applicable Legal Requirements and under the Reorganization Agreement. The covenants and obligations of the Company set forth in this Option Agreement shall be construed as independent of any other agreement or arrangement between the Company, on the one hand, and the Grantee, on the other. The existence of any claim or cause of action by the Company against the Grantee shall not constitute a defense to the enforcement of any of such covenants or obligations against the Company.


                 (Remainder of page intentionally left blank.)

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     In Witness Whereof, the Company and the Grantee have caused this Option
Agreement to be executed as of the date first written above.

                       Applied Materials, Inc.

                       By:       /s/  Joseph R. Bronson
                                 ----------------------
                       Name:     Joseph R. Bronson
                       Title:    Senior Vice President,
                                 Office of the President,
                                 Chief Financial Officer, and
                                 Chief Administrative Officer

                       Etec Systems, Inc.

                       By:       /s/  Stephen E. Cooper
                                 ----------------------
                       Name:     Stephen E. Cooper
                       Title:    Chairman, President and CEO

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